UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2018

ZAGG INC
(Exact name of registrant as specified in its charter)

Delaware	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

910 West Legacy Center Way, Suite 500 Midvale, Utah 84047
(Address of principal executive offices; zip code)

(801) 263-0699
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 12, 2018, the ZAGG Inc, a Delaware corporation ("the Company") entered into an Amended and Restated Credit and Security Agreement (the “Credit Agreement”) with KeyBank National Association, as Administrative Agent, Swing Line Lender and Issuing Lender, KeyBanc Capital Markets Inc., as Sole Lead Arranger and Sole Book Runner, and the other lenders party thereto.

The Credit Agreement consists of a $85.0 million secured revolving credit facility (the “Revolver” and any advances thereunder, the “Revolving Loan”), which is not subject to borrowing base limitations. At the Company’s option, up to $8.5 million of the Revolver may be made available as swing line loans. In addition, at the Company’s option, up to $40.0 million of the Revolver may be made available for the issuance of letters of credit.

The payment obligations of the Company under the Credit Agreement are guaranteed by the Company’s U.S. subsidiaries and are secured by substantially all of the existing and future personal property of the Company and its U.S. subsidiaries, a 100% pledge of the equity interests of the Company’s U.S. subsidiaries and first-tier foreign subsidiaries (other than voting equity interests in excess of 65% of any such foreign subsidiary that is a Controlled Foreign Corporation) (in each case, subject to certain exceptions).

The Revolving Loan initially bears interest at an annual rate, at the Company’s option, of (i) the Base Rate (as defined in the Credit Agreement) plus a margin of 0.25% to 1.375% based on the prior quarter-end Leverage Ratio or (ii) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin of 1.25% to 2.375% based on the prior quarter-end Leverage Ratio. The Revolving Loan matures April 11, 2023, subject to early termination in the event of default.

In addition, the Company is required to pay a monthly Applicable Commitment Fee Rate (as defined in the Credit Agreement) that can fluctuate between 0.175% and 0.275% based on the Leverage Ratio (as defined in the Credit Agreement). The monthly commitment fee is calculated as the Maximum Revolving Amount (as defined in the Credit Agreement) at the end of such day, minus the Revolving Credit Exposure (exclusive of the Swing Line Exposure) (each as defined in the Credit Agreement) at the end of such day, multiplied by the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable quarterly in arrears, commencing on July 1, 2018 and continuing on each regularly scheduled payment date thereafter.

The Credit Agreement contains customary representations and warranties and restrictive covenants. The Credit Agreement also contains affirmative and negative covenants requiring, among other things, the Company to meet certain financial ratio tests and to provide certain information to the lenders.  The Credit Agreement also includes financial maintenance covenants that require compliance with a Leverage Ratio and a Fixed Charge Coverage Ratio (each as defined in the Credit Agreement), tested at the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2018.

The Credit Agreement also contains customary events of default. If an event of default occurs, the lenders under the Credit Agreement would be entitled to take various actions, including the acceleration of amounts due thereunder and all other actions permitted to be taken by a secured creditor.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement and other loan documents attached hereto as Exhibits 10.1 to 10.5, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.
The following are filed as Exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Amended and Restated Credit and Security Agreement dated as of April 12, 2018 by and among ZAGG Inc, KeyBank National Association, KeyBanc Capital Markets Inc., and the other lenders party thereto

10.2	$40,000,000.00 Revolving Credit Note, dated April 12, 2018, by ZAGG Inc to KeyBank National Association

10.3	$30,000,000.00 Revolving Credit Note, dated April 12, 2018, by ZAGG Inc to ZB, N.A. d/b/a Zions First National Bank

10.4	$15,000,000.00 Revolving Credit Note, dated April 12, 2018, by ZAGG Inc to MUFG Union Bank, N.A.

10.5	$8,500,000.00 Swing Line Note, dated April 12, 2018, by ZAGG Inc to KeyBank National Association
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG INC

Dated: April 12, 2018	/s/ BRADLEY J. HOLIDAY
Bradley J. Holiday
Chief Financial Officer
(Principal financial officer)